Scudder Spain and Portugal Fund, Inc.
Stockholder Meeting Results
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A Special Meeting of Stockholders (the "Meeting") of Scudder Spain and Portugal
Fund ("Fund") was held on October 21, 1997, at the offices of Scudder Kemper Investments, Inc. (formerly Scudder Stevens & Clark, Inc.), 25th Floor, 345 Park Avenue (at 51st Street), New York, New York 10154. At the Meeting, as adjourned and reconvened, the following matters were voted upon by the stockholders (the resulting votes for each matter are presented below). With regard to these proposals, it was recommended that the Meeting be reconvened in order to provide stockholders with an additional opportunity to return their proxies. The date of the reconvened meeting at which the matters were decided is noted after the proposed matter.


1. To approve the new Investment Management, Advisory and Administration Agreement between the Fund and Scudder Kemper Investments, Inc. (Approved on November 12, 1997.)

                                Number of Votes:
                                ----------------

            For                      Against                   Abstain
            ---                      -------                   -------

         4,393,747                   983,837                   24,104



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